EXHIBIT 10.7
(English Translation)

Compressed Coal Bed Methane Supply Agreement

Party A: Fuxin Dali Gas Co., Ltd
Party B: Tianjin Singocean Public Utility Development Co., Ltd

For strengthening cooperation and expanding coal bed methane market together, both parties reached agreement, through friendly consultation, as follows:

1.
Within a radius of 300 miles of the Party A gas source, Party A will provide compressed coal bed methane to Party B in a long term. The transport vehicle and equipment should be solved by Party B on its own.

2.
Supplied gas content is according to the season plan. Party B will submit quarterly gas consuming plan on 20th the month before every quarter. Party A will arrange gas source supply according to plan. The supply shall increase as Party B, and gas shall be supplied as plan.

3.
When Party A gas consumption achieve the maximum that Party A can supply, both parties can consult about investing to enlarge the gas production scale. (concrete investing matters will be work out later through consultation)

4.	Supplied gas quality:

a.	The gas source and gas quality supplied by Party A shall conform to the rules of state standard Natural Gas (SY7541).

b.	Party B confirms the test report about coal bed methane quality provided by Fuxin Dali Gas Co., Ltd, and look this report as quality assurance.

5.	Agreement measurement:

a.
Compressed coal bed methane measurement standard is under 20 degrees Centigrade, absolute pressure is 101.31Kpa (1 standard atmosphere), measurement is subject to the delivery department of both parties.

b.
Measuring meter is calibrated once a year, quality certificate is submitted, both parties entrust inspection department and confirm the qualification of inspection organization. Any dispute is consulted to solve by both parties. The cost for inspecting measuring meter is afford by responsible party.

6.	Agreement price:

a.	Agreement price is 1.6 yuan/m3, and the price is kept relative fixed. If cost changes to cause price adjusted, both parties consult to establish the supplied gas price later.

b.	Price change----both parties’ guiding principle is according to cost, market and other relative products to adjust appropriately.

7.	Mode of settlement:

a.	Party B should pay supplied gas to Party A by acceptance bill, bill or cash.

b.	Party A should issue value added tax invoice to Party B.

c.	Party B should settle accounts with Party A periodically according to monthly actual gas consumption.

8.	The agreement shall come into force as from the date when both parties sign and stamp the company chop on the agreement.

9.	Both parties shall firstly try to reach an agreement if any dispute occurs during the contract implementation. Any Party has right to lodge a lawsuit in case no agreement could be reached.

10.
Anything not covered in this agreement will be settled through friendly consultation, both parties should sign a supplementary agreement, supplementary agreement will have equal legal effect as this agreement.

11.	This agreement shall be held in four copies of the same form. Each party shall preserve two copies with equal legal effect.